EXHIBIT 99.1


On June 6, 2000, the Registrant issued the following press release:


                "PYR ENERGY REPORTS CURRENT STATUS OF PRODUCTION
                           TESTING AT EAST LOST HILLS
                           --------------------------

     DENVER, CO, - PYR Energy Corporation (AMEX:PYR) today announced that the following news has been released by the operator of the East Lost Hills exploration project, Berkley Petroleum Corp. (TSE:BKP):

     "The flow test portion of the production test on the Berkley East Lost Hills No.1 well, which commenced on Wednesday May 31, 2000, was completed on schedule on Monday June 5, 2000 at 16:00h PDT.
     During the flowing periods, gas has been produced at restricted and controlled rates up to 23 mmcfpd.
     The extended test rate was 13.1 mmcfpd at a flowing wellhead pressure of 8100 psi on a 20/64" choke. The water / gas ratio was stable at 295 bbls/mmcf. The liquid hydrocarbons / gas ratio is estimated at 75 bbls/mmcf. Final liquid hydrocarbon rates will be determined through laboratory analysis. The reservoir drawdown at this rate is estimated at approximately 5%. Based on this drawdown, the reservoir open flow potential is in excess of 100 mmcfpd and the wellhead open flow potential is estimated to be 25 mmcfpd due to current tubing restrictions. These drawdown estimates will be confirmed when downhole pressure recorders are recovered at the end of the build-up period which will be in seven to ten days.
     At these gas, liquid hydrocarbons and water rates, the well is highly commercial and plans are underway to tie-in the well and begin production prior to year end.
     The tested interval, between 19,370 feet and 19,698 feet is at the base of an estimated hydrocarbon column of approximately 2750 feet in the East Lost Hills structure. The fact that commercial production rates have been achieved from the base of the extensive gas column is very encouraging.
     Opportunities to both reduce water production from the perforated zone or complete further potential pay zones uphole are being reviewed. Untested zones that flowed hydrocarbons to surface while drilling remain un-perforated in Berkley No. 1.
     Berkley No.3 commenced drilling on the west flank at East Lost Hills May 28, 2000. Further drilling at East Lost Hills, including the Berkley No. 2 location and the potential whipstock or redrill of the Bellevue 1-17R well are intended to encounter the high deliverability reservoir at a significantly higher structural elevation in the hydrocarbon column."

     Scott Singdahlsen, president of PYR, said "We are pleased with the production flow component of the production test and are eagerly awaiting final results from the shut in pressure build up test. We are finally at the point in this project where we can talk about tangible production information from the BKP #1 and we are very excited about results. With the news from this well, we anticipate additional activity in our San Joaquin Basin acreage where we have an inventory of exploration projects."

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     PYR Energy Corporation is a natural gas and oil exploration company with activities focused primarily on deep natural gas exploration in the San Joaquin Basin of California and in select areas of the Rocky Mountains. Additional information about PYR Energy Corporation can be accessed via the Company's website at www.pyrenergy.com.
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This release contains forward-looking statements regarding PYR Energy
Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."